SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/  /Preliminary Proxy Statement
/  /Confidential, for Use of the Commission Only
    (as permitted by Rule 14A-6(e)(2))
/ X/Definitive Proxy Statement
/  /Definitive Additional Materials
/  /Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            LAW COMPANIES GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X/No Fee Required.
/  /$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2), or Item
    22(a)(2) of Schedule 14A.
/  /Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/  /Fee paid previously with preliminary materials

/  /Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:
    2) Form, Schedule Or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

                                [OBJECT OMITTED]






April 5, 1999


Dear Shareholder:

You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Law Companies Group, Inc., which will be held at The Carter Center, One Copenhill Avenue, N.E., 453 Freedom Parkway, Atlanta, Georgia 30307 on May 10, 1999, at 4:00 p.m. local time.

At the Annual Meeting, you will be asked to consider and vote upon the election of seven directors. We strongly urge your favorable vote on the election of the directors listed in the proxy statement. During the meeting we also will report on the operations of the Company during the past year. Directors and officers of the Company, as well as representatives of the Company's independent accountants, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.

Whether or not you plan to attend the Annual Meeting, it is important to complete the enclosed proxy card and return it in the enclosed postage-paid envelope as promptly as possible.

If you have any questions about the Proxy Statement or the 1998 Annual Report, please let us hear from you.


                                           Sincerely yours,

                                             /s/ Bruce C. Coles
                                           ------------------------------
                                           Bruce C. Coles
                                           Chairman of the Board, President,
                                           and Chief Executive Officer

                            LAW COMPANIES GROUP, INC.
                        1105 Sanctuary Parkway, Suite 300
                            Alpharetta, Georgia 30004
                                   -----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 10, 1999
                                   -----------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Law Companies Group, Inc., a Georgia corporation (the "Company"), will be held at The Carter Center, One Copenhill Avenue, N.E., 453 Freedom Parkway, Atlanta, Georgia 30307, on May 10, 1999, at 4:00 p.m., local time for the following purposes:

(1) To elect seven directors to serve on the Board of Directors of the Company until the 2000 Annual Meeting or until their successors are duly elected and qualified; and

(2) To consider and take action upon any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

Information relating to the above matters is set forth in the Proxy Statement accompanying this Notice.

Only holders of record of Common Stock and Preferred Stock as of the close of business on March 22, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

                                By Order of the Board of Directors,

                                 /s/ Ashley M. Hodges
                                ---------------------------
                                Ashley M. Hodges
                                Secretary and General Counsel

Alpharetta, Georgia

April 5, 1999

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE VOTE BY MEANS OF THE ENCLOSED PROXY CARD THAT YOU ARE REQUESTED TO SIGN, DATE AND RETURN AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                            LAW COMPANIES GROUP, INC.
                        1105 Sanctuary Parkway, Suite 300
                            Alpharetta, Georgia 30004
                                  ------------

                         PROXY STATEMENT FOR THE ANNUAL
                       MEETING OF SHAREHOLDERS TO BE HELD
                                 ON MAY 10, 1999
                                  -------------

This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Law Companies Group, Inc., a Georgia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Carter Center, One Copenhill Avenue, N.E., 453 Freedom Parkway, Atlanta, Georgia 30307, on May 10, 1999 at 4:00 p.m., local time or at any postponement or adjournment thereof. The Proxy Statement and accompanying proxy card are first being mailed or otherwise distributed to shareholders on or about April 5, 1999.

                                     VOTING
General

Holders of record of the outstanding shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), and holders of record of the outstanding shares of the Company's Cumulative Convertible Redeemable Preferred Stock, no par value per share (the "Preferred Stock" and together with the Common Stock, the "Company Stock"), at the close of business on March 22, 1999 (the "Record Date") are entitled to one vote for each share held, in accordance with the Company's Restated Articles of Incorporation (the "Articles of
Incorporation"), at the Annual Meeting as set forth in the Articles of Incorporation and described herein. On the record date, 2,043,863 shares of Common Stock and 963,398 shares of Preferred Stock were outstanding and eligible to be voted at the annual meeting.

Vote Required and Quorum

The Articles of Incorporation provide that the holders of Common Stock and the holders of Preferred Stock have unlimited voting rights, except that the holders of Preferred Stock (a) shall only vote separately as a class with respect to (i) the election of directors, (ii) on matters as provided in the Bylaws of the Company, and (iii) as required by applicable law, and (b) shall not vote on matters expressly reserved for approval solely by another class or series of stock under the Georgia Business Corporation Code. Under the Articles of Incorporation, so long as any shares of Preferred Stock remain outstanding, the holders of Preferred Stock have the right to elect six Directors (the "Preferred Directors") and the holders of the outstanding Common Stock have the right to elect six Directors (the "Common Directors"). The holders of Common Stock also have the right to elect one additional Director (the "Swing Director") nominated by the Common Directors subject to the approval of the Preferred Directors, which approval may not be unreasonably withheld. In accordance with the Articles of Incorporation, the holders of Preferred Stock elected the six Preferred Directors identified below by unanimous consent in advance of the Annual Meeting. At the Annual Meeting, the holders of Common Stock will be asked to vote for the election of the six nominees for Common Director and for the nominee for Swing Director named below.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting with respect to the proposal to elect the Common Directors and the Swing Director. In counting the votes to determine whether a quorum exists with respect to the election of Common Directors and the Swing Director at the Annual Meeting, all votes "for" and instructions to withhold authority to vote will be used. The presence, in person or by proxy, of the holders of a majority of the aggregate voting rights of the Common Stock and the Preferred Stock, treated as a single class, is required to constitute a quorum at the Annual Meeting with respect to any other matter that properly comes to a vote at the Annual Meeting and which does not require voting by the Common Stock and Preferred Stock as separate classes. In counting the votes to determine whether a quorum exists with respect to any other proposals that properly arise at the Annual Meeting, the proposal receiving the greatest number of all votes "for" or "against" and abstentions (including instructions to withhold authority to vote) will be used.

Holders of Common Stock on the Record Date should specify their choices with regard to the election of the Common Directors and the Swing Director on the enclosed proxy card.

A proxy may be revoked at any time before it is voted by (1) giving written notice of revocation to the Secretary of the Company, (2) executing and delivering to the Company at the address shown above a new proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. All properly executed proxies, unless previously revoked, will be voted at the Meeting or at any postponement or adjournment thereof in accordance with the directions given.

With respect to the election of Common Directors and the Swing Director, holders of Common Stock may vote in favor of all nominees, withhold their vote as to all the nominees, or withhold their vote as to specific nominees. The vote required to elect the Common Directors and Swing Director is a plurality of the votes cast by the holders of shares of Common Stock entitled to vote, provided a quorum is present. As a result, votes that are withheld will not be counted and will have no effect. The Board does not intend to present and knows of no others who intend to present at the Meeting any matter of business other than the matter set forth in the accompanying Notice of Annual Meeting of Shareholders. However, should any such other matters (including shareholder proposals omitted from this proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC")) properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

At the Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by shareholders. The Company's shares of Common Stock are owned of record and beneficially primarily by employees of the Company, its subsidiaries and affiliates. Accordingly, the Company receives no "broker non-votes."

On the Record Date, the Directors and executive officers of the Company owned or controlled approximately 335,339 shares of Common Stock, constituting approximately 16.41% of the outstanding Common Stock, and 963,398 shares of Preferred Stock, constituting 100% of the outstanding Preferred Stock. As a result, on any matters requiring the approval of the Common Stock and the Preferred Stock voting as a single class, the Directors and executive officers of the Company control approximately 43.19% of the Company Stock entitled to vote.

A proxy card is enclosed for your use.

                       YOU ARE SOLICITED ON BEHALF OF THE
     BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN
                           THE ACCOMPANYING ENVELOPE.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth certain information, as of March 22, 1999, regarding the beneficial ownership of Common Stock and Preferred Stock of each executive officer named in the summary compensation table below (the "Named Executive Officers"), each director and all directors and executive officers of the Company as a group. Each person or group has sole voting and investment power with respect to all shares of the Company Stock so owned, except as otherwise noted.

                                  Number of Shares
                                Beneficially Owned(1)          Percent of Class
Name of                     Common               Preferred     Common  Preferred
Beneficial Owner             Stock                 Stock        Stock    Stock
----------------             -----                 -------      -----    -----
Bruce C. Coles                  42,751(2)             0        1.14%       *
Peter D. Brettell                9,425(2)             0          *         *
Robert B. Fooshee               13,000(2)             0          *         *
Robert S. Gnuse                 15,649(2)             0          *         *
Walter T. Kiser                      0                0          *         *
Joe A. Mason                         0                0          *         *
Zell Miller                          0                0          *         *
Thomas D. Moreland                   0                0          *         *
Steven Muller                    1,000                0          *         *
Clay E. Sams                    85,439                0        2.28%       *
W. Allen Walker                 14,004(2)             0          *         *
Lawrence J. White                2,618(2)             0          *         *
James M. Williams, Jr.       1,634,926(3)(4)    481,699(4)    43.67%      50%
John Y. Williams(7)                  0                0          *         *
Michael D. Williams                  0                0          *         *
Virgil R. Williams           1,634,926(3)(5)    481,699(5)    43.67%      50%
All executive officers,
  directors and director
  nominees as a group
  (16 persons)               1,953,965(6)       963,398       52.19%     100%
----------------------
* Less than one percent

(1) The number of shares of Company Stock beneficially owned by the persons named in the table has been determined in accordance with SEC regulations and includes shares subject to options or warrants which may be exercised, and shares of Common Stock issuable upon conversion of Preferred Stock, in each case within 60 days of March 22, 1999.
(2) The shares shown include the following number of shares that the named executives may acquire upon exercise of options to purchase Common Stock:
     Bruce C.  Coles:  33,000;  Peter D.  Brettell:  9,000;  Robert B.  Fooshee:
     13,000;  Robert S.  Gnuse:  4,600;  W. Allen  Walker:  9,000;  Lawrence J.
     White: 2,600.

(3) The shares shown include (i) 481,699 shares of Common Stock that each of the James M. Williams, Jr. Family Partnership, L.P. (the "Partnership") and Virgil R. Williams may acquire upon conversion of Preferred Stock, (ii) an aggregate of 963,398 shares issuable to the Partnership and Virgil R. Williams upon exercise of Correlating Warrants (as defined in the Articles of Incorporation) owned jointly by the Partnership and Virgil R. Williams, and (iii) an aggregate of 584,028 shares that the Partnership and Virgil R. Williams may acquire upon the exercise of the Options (as defined in the Articles of Incorporation) owned jointly by the Partnership and Virgil R. Williams. The number of shares of Common Stock issuable upon conversion of Preferred Stock will be reduced by an amount equal to the number of shares of Common Stock actually issued upon exercise of Correlating Warrants. Likewise, the number of shares issuable upon exercise of Correlating Warrants will be reduced by an amount equal to the number of shares of Common Stock actually issued upon conversion of Preferred Stock.
(4) The shares shown are owned by the Partnership. James M. Williams, Jr. is a general partner of the Partnership. Mr. Williams, by reason of his majority interest in the Partnership, controls the right to vote the shares and derivative securities and to engage in any action with respect to the shares and derivative securities. The address of Mr. Williams and the Partnership is 2076 West Park Place, Stone Mountain, Georgia 30087.
(5) Mr. Virgil R. Williams' address is 2076 West Park Place, Stone Mountain, Georgia 30087.
(6) Includes 71,200 shares that may be acquired upon exercise of options to purchase Common Stock, 963,398 shares issuable upon conversion of Preferred Stock and/or exercise of Correlating Warrants, and 584,028 shares issuable upon exercise of Options.
(7) John Y. Williams is of no relation with either James M. Williams, Jr., Virgil R. Williams or Michael D. Williams.

Principal Shareholders

The following table sets forth information, as of March 22, 1999, regarding the ownership of Common Stock and Preferred Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock or Preferred Stock.

                               Number of Shares
                             Beneficially Owned(1)            Percent of Class
Name of                   Common          Preferred          Common   Preferred
Beneficial Owner           Stock            Stock             Stock       Stock
--------------------------------------------------------------------------------
James M. Williams, Jr.     1,634,926(2)(3)  481,699(3)        43.67%        50%
Virgil R. Williams         1,634,926(2)     481,699           43.67%        50%
James M. Williams, Jr.
   Family Partnership, LP  1,634,926(2)(3)  481,699(3)        43.67%        50%
----------------------

(1) The number of shares of Company Stock beneficially owned by the persons named in the table has been determined in accordance with SEC regulations and includes shares subject to options or warrants which may be exercised, and shares of Common Stock issuable upon conversion of Preferred Stock, in each case within 60 days of March 22, 1999.
(2) The shares shown include (i) 481,699 shares of Common Stock that each of the Partnership and Virgil R. Williams may acquire upon conversion of Preferred Stock, (ii) an aggregate of 963,398 shares issuable to the Partnership and Virgil R. Williams upon exercise of Correlating Warrants owned jointly by the Partnership and Virgil R. Williams, and (iii) an aggregate of 584,028 shares that the Partnership and Virgil R. Williams may acquire upon the exercise of the Options owned jointly by the Partnership and Virgil R. Williams. The number of shares of Common Stock issuable upon conversion of Preferred Stock will be reduced by an amount equal to the number of shares of Common Stock actually issued upon exercise of Correlating Warrants. Likewise, the number of shares issuable upon exercise of Correlating Warrants will be reduced by an amount equal to the number of shares of Common Stock actually issued upon conversion of Preferred Stock.
(3) The shares shown are owned by the Partnership. James M. Williams, Jr. is a general partner of the Partnership. Mr. Williams, by reason of his majority interest in the Partnership, controls the right to vote the shares and derivative securities and to engage in any action with respect to the shares and derivative securities.

                              ELECTION OF DIRECTORS

General

Pursuant to the Articles of Incorporation and Bylaws of the Company, the Board of Directors consists of thirteen directors. So long as any shares of Preferred Stock remain outstanding, the holders of Preferred Stock have the right to elect six Preferred Directors and the holders of the outstanding Common Stock have the right to elect six Common Directors and one Swing Director. The Swing Director is nominated by the Common Directors subject to the approval of the Preferred Directors, which approval may not be unreasonably withheld. In accordance with the Articles of Incorporation, the holders of Preferred Stock elected the six Preferred Directors identified below by unanimous consent in advance of the Annual Meeting. At the Annual Meeting, the holders of Common Stock will be asked to vote for the election of the six nominees for Common Director and for the nominee for Swing Director named below.

Each of the nominees has consented to serve as a director, if elected. Directors hold office until the next Annual Meeting of Shareholders. It is not contemplated that any of the nominees will be unable or unwilling to serve as a Director; however, if that should occur, the Common Directors of the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees) or allow the vacancies to remain open until a suitable candidate or candidates are located.

The Board of Directors unanimously recommends that the holders of Common Stock vote "FOR" the proposal to elect Bruce C. Coles, Peter D. Brettell, Robert B. Fooshee, Walter T. Kiser, Steven Muller, Clay E. Sams and John Y. Williams as Directors for a one year term expiring at the 2000 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Background Of Common Director and Swing Director - Nominees

The following sets forth certain information as of March 22, 1999, with respect to the nominees for the Common Directors and Swing Director.

BRUCE C. COLES, 54, joined the Company in September 1995 as Chairman of the Board of Directors and Chief Executive Officer of the Company. In 1996, Mr. Coles was elected President of the Company. He serves in a similar capacity with various subsidiaries of the Company, including Law Engineering and Environmental Services, Inc. and Gibb International Holdings, Inc. Mr. Coles currently serves as a director of Williams Group International, Inc. which is owned by Virgil R. Williams and James M. Williams, Jr.

From May 1994 through August 1995, Mr. Coles was President, Chief Executive Officer and/or Chairman of Stone & Webster Incorporated, an international engineering, consulting and construction services company. From June 1968 to August 1995, Mr. Coles held various technical and management positions with Stone & Webster Incorporated and its related affiliates. Mr. Coles also serves on the National Board of Directors of Junior Achievement, the Board of Councilors of The Carter Center, and the advisory council for the Accreditation Board for Engineering and Technology.

PETER D. BRETTELL, 46, joined Gibb Ltd., a subsidiary of the Company, in 1975 and has served in various engineering and management positions. Mr. Brettell serves as Chief Executive of Gibb Ltd. Since 1996, Mr. Brettell has been a Director of the Company.

ROBERT B. FOOSHEE, 56, joined the Company in January 1996 as Executive Vice President and Chief Financial Officer. Mr. Fooshee also serves as Treasurer of the Company. Mr. Fooshee has been a Director of the Company since 1996. Prior to joining the Company, Mr. Fooshee provided consulting services for RBF & Associates, a financial consulting company, from February 1995 until joining the Company. From August 1994 through January 1995, Mr. Fooshee was Executive Vice President and Chief Financial Officer for Eddie Haggar Limited, an apparel manufacturing and marketing company. From June 1992 until August 1994, Mr. Fooshee was Chief Financial Officer for The Fresh Market, a retail gourmet grocery company. From April 1986 until June 1992, Mr. Fooshee was Chief
Financial  Officer for Kayser-Roth  Corporation,  a consumer  products  company.

STEVEN MULLER, 71, has served as a Director of the Company since March 1991. Dr. Muller is President Emeritus of The Johns Hopkins University where he served as President from 1972 to 1990. Dr. Muller is also a director of VKAC Closed End Funds, Beneficial Corporation, and Organization Resources Counselors, Inc.

WALTER T. KISER, 62, joined the Company in 1962 and held various engineering and management positions with the Company, including Chairman and Chief Executive Officer of Law Companies Engineering Group, Inc., a subsidiary of the Company, from 1991 until his retirement in 1993. He served as Chairman and Chief Executive Officer of Law Engineering, Inc., a subsidiary of the Company, from 1989 until 1991, and served as President of the Company from March 1985 until December 1988. Additionally,from 1977 to 1993, Mr. Kiser served as a Director of the Company. Mr. Kiser returned as a Director in 1995 and continues to serve in that capacity. Mr. Kiser also serves as a director of Atlantech International and EvCo Research.

CLAY E. SAMS, 57, joined the Company in 1964. Since December 1979, he has served as Vice President of Law Engineering and Environmental Services, Inc. and its predecessors, and Corporate Geotechnical Consultant of the various subsidiaries of the Company. Prior thereto, he served in various engineering and management positions with the Company. Mr. Sams has been a Director of the Company since 1993.

JOHN Y. WILLIAMS, 55, has served as a Director of the Company since 1995 and has been nominated as the Swing Director. Mr. Williams has been a Managing Director of Equity South Partners, L.P., a merchant banking partnership, since January 1995 and of its affiliate Grubb & Williams, Ltd. since 1987. Mr. Williams also serves as a director of Tech Data Corporation.

Background Of Preferred Directors

The following sets forth certain information as of March 22, 1999 regarding the Preferred Directors. In accordance with the Articles of Incorporation, each of the Preferred Directors was nominated by the Preferred Directors and elected as a Director by unanimous consent of the holders of Preferred Stock and will serve as a Director until the 2000 Annual Meeting of Shareholders (or unanimous consent in lieu thereof) or until his successor is elected and qualified.

JOE A. MASON, 49, has been a Director of the Company since May 1997. Since April 1997, Mr. Mason has been employed by Messrs. Virgil R. Williams and James M. Williams, Jr. to provide financial oversight of their various interests. Mr. Mason is a certified public accountant. He served as a manager of the accounting firm of Smith & Radigan, Atlanta, Georgia from 1994 to April 1997. From 1988 through 1994, Mr. Mason served as President and controlling shareholder of Bank Consultants, Inc., a management consulting company serving the banking industry.

THOMAS D. MORELAND, 65, serves as President and Chief Executive Officer of Moreland Altobelli Associates, Inc., a civil engineering firm owned by Mr. Moreland with Virgil R. Williams, James M. Williams, Jr., and Stephen Moreland. He has held this position for more than five years. Prior to such time, he was the Chief Operating Officer of Williams Service Group, Inc., a division of Williams Group International, Inc. He has served as Director of the Company since May 1997.

ZELL MILLER, 66, served as Governor for the state of Georgia from 1990 through 1998. He has been a Director of the Company since February 1999. Mr. Miller is also a director of Gray Communications, Post Properties, Georgia Power, and United Community Bank of Blairsville. In addition, Mr. Miller is a Distinguished Professor of Higher Education and the first holder of the Philip H. Alston, Jr. Chair at the University of Georgia.

JAMES M. WILLIAMS, JR., 66, has served as Vice Chairman of the Board of Williams Group International, Inc. and its predecessors for more than the past five years, and as Director of the Company since May 1997. Mr. Williams, Jr. is a graduate of the Georgia Institute of Technology, holding a degree in Chemical Engineering. He, together with Virgil R. Williams, his brother, controls a variety of communications, industrial, environmental and engineering firms. Mr. Williams, Jr. is the uncle of Michael D. Williams.

MICHAEL D. WILLIAMS, 34, is owner and President of Georgia Tractors, Inc., an agricultural and industrial equipment dealership company. He has served as Vice President and a director of Williams Group International, Inc. since 1985, and is also a director of First Newton Bank, Covington, Georgia. Mr. Williams is the son of Virgil R. Williams and a nephew of James M. Williams, Jr. He has been a Director of the Company since May 1997.

VIRGIL R. WILLIAMS, 59, has served as Chairman of the Board, President and Chief Executive Officer of Williams Group International, Inc., a construction, facilities maintenance and environmental engineering firm, and its predecessors for more than the past five years. He has served as a Director of the Company since May 1997. Mr. Williams is a graduate of the Georgia Institute of Technology and holds a degree in Industrial Engineering. He, together with James
M. Williams, controls a variety of communications, industrial, environmental and engineering firms, and he currently serves on the Board of Directors of NationsBank, the Georgia Chamber of Commerce and as a trustee for Young Harris College, the Georgia Research Alliance, the Georgia Conservancy, and the Georgia Tech Foundation. Mr. Williams is the brother of James M. Williams, Jr. and the father of Michael D. Williams.

Meetings And Committees Of The Board

The Board met four (4) times during 1998. All members of the Board attended at least 75 percent of the meetings of the Board and the various committees of the Board of which they are members.

FINANCE & AUDIT COMMITTEE: Current members are Messrs. John Y. Williams (Chairman), Brettell, Mason, Kiser, Sams, James M. Williams, Jr., and Coles (ex officio). The Finance and Audit Committee met four (4) times during 1998. This committee monitors the financial plans and performance of the Company, meets with the outside auditors and reviews the scope of audit activities and the recommendations of the auditors, and reviews other matters related to accounting and auditing.

COMPENSATION COMMITTEE: Current members are Messrs. Muller (Chairman), Fooshee, John Y. Williams, Virgil R. Williams and Coles (ex officio). The Compensation Committee met six (6) times during 1998. The Committee generally administers matters relating to executive compensation. This includes recommendation of salary levels. This committee makes recommendations concerning approval of the variable compensation plan and administration thereof.

NOMINATING COMMITTEE: Current members are Messrs. John Y. Williams (Chairman), Muller, Coles, Sams and Brettell. The Nominating Committee met two (2) times during 1998. This committee recommends to the Board nominees for election to the Board and to the Board Committees.

Compensation Of Directors

The Company pays its non-employee Directors $3,000 per quarter for their services, $2,000 for each Board meeting attended and $1,000 for each Board Committee meeting attended. Committee chairmen receive an additional $1,500 per meeting chaired. The Company also reimburses all of its Directors for reasonable expenses incurred in connection with attending Board meetings and Board Committee meetings.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the four other most highly compensated persons who served as executive officers during 1998.

                                          Annual Compensation         Long Term Compensation Awards
                                          --------------------        -----------------------------
                                                                      Securities
                                                                      Underlying      All Other
Name & Principal Position            Year  Salary      Bonus            Options(#)  Compensation(1)
 --------------------------------------------------------------------------------------------------
Bruce Coles                          1998 $600,018   $256,992            15,000         $88,415(2)
    Chairman of the Board,           1997  550,014    159,388                --          58,325(2)
      President, and Chief           1996  550,014         --            75,000(3)       65,029(2)
      Executive Officer

Robert Fooshee                       1998 $221,558   $ 70,935             5,000       $  7,066(5)
    Executive Vice President,        1997  210,018     45,645            30,000(3)       10,055(5)
    Chief Financial Officer,         1996  195,417(4)      --            20,000          50,692(5)
    Treasurer, and Director

William Allen Walker                 1998 $181,230   $ 58,466             5,000       $   9,921(6)
    Executive Vice President         1997  161,990     29,340            20,000(3)        8,851(6)
                                     1996  150,010         --             2,500           7,219(6)

Robert S. Gnuse                      1998 $146,744   $ 16,888             3,000        $  6,120(7)
    Senior Vice President            1997  140,005     14,301            10,000(3)        8,549(7)
                                     1996  125,008         --             1,500           7,320(7)

Lawrence J. White                    1998 $136,817   $ 32,430             3,000        $  6,466(8)
    Senior Vice President            1997  131,997         --             5,000(3)        6,788(8)
                                     1996  127,899         --             1,500           6,174(8)
-------------------------------

(1) This column includes auto allowance, life insurance premiums, health insurance, and club dues.
(2) The amounts represented also include the Company's matching contributions to the Law Companies Group, Inc. 401(k) Savings Plan (the "401(k) Plan") of $3,200 in 1998, $3,200 in 1997 and $2,250 in 1996, and the Company's
     contributions to the Supplemental Executive Retirement Plan in the amount of $72,257 in 1998, $46,655 in 1997 and $43,603 in 1996.
(3) The options were granted in connection with the cancellation of the named executive's previously owned options.
(4) Salary amount for Mr. Fooshee represents a partial year's salary since Mr. Fooshee joined the Company in early 1996.
(5) The amounts represented also include the Company's matching contributions to the 401(k) Plan in the amount of $2,894 in 1998, $3,200 in 1997 and $1,731 in 1996, and relocation expenses in 1996.
(6) The amounts represented also include the Company's matching contributions to the 401(k) Plan in the amount of $3,200 in 1998, $3,108 in 1997, and $1,904 in 1996.
(7) The amounts represented also include the Company's matching contributions to the 401(k) Plan in the amount of $2,935 in 1998, $2,684 in 1997, and $2,524 in 1996.
(8) The amounts represented also include the Company's matching contributions to the 401(k) Plan in the amount of $2,736 in 1998, $2,536 in 1997, and $1,919 in 1996.

Employment Contracts And Termination Of Employment Arrangements

The Company entered into employment agreements with each of Messrs. Coles, Fooshee, and Walker effective May 6, 1997. In the case of Messrs. Coles and Fooshee the new employment agreements, upon their execution, extinguished entirely their previously existing employment agreements. The new employment agreements provide for initial base salaries at the rates in effect at the time of signing, and salaries will be subject to annual upward adjustment (but not decreased) in the discretion of the Chairman of the Board and the Compensation Committee.

The employment agreements also provide that if Messrs. Coles, Fooshee, and Walker are terminated "without cause" (a) within two years from May 6, 1997, they will be entitled to receive two years of compensation plus benefits or (b) after two years from May 6, 1997, they will be entitled to receive one year of compensation plus benefits. However, if such termination follows a "Change of Control" of the Company to an entity other than Virgil R. Williams or James M. Williams, Jr. or an entity controlled by them, or another entity who is not a permitted transferee thereunder, then each of the executives will be entitled to receive up to two years of compensation at their current compensation levels regardless of whether termination occurs within two years of May 6, 1997. A
"Change of Control" means than an individual or entity or related groups of entities or individuals obtains (i) the beneficial ownership or power to vote more than fifty (50%) percent of the outstanding securities of the Company; or
(ii) the right to elect a majority of the Board.

Option Grants

                        OPTION GRANTS IN LAST FISCAL YEAR

                  Number Of    % Of Total                            Potential Realized Value At
                  Securities   Options                                   Assumed Annual Rates
                  Underlying   Granted To   Exercise                 Of Stock Price Appreciation
                  Options      Employees    Price Per                       For Option Term
                                                                            ---------------
Name              Granted(1)   In 1998      Share      Expiration Date     5%             10%
----              ----------   -------      -----      ---------------     --             ---
Bruce C. Coles     15,000       16.85%      $19.54     May 15, 2008      $ 220,218      $501,595
W. Allen Walker     5,000        5.62%      $19.54     May 15, 2008      $  73,406      $167,198
Robert B. Fooshee   5,000        5.62%      $19.54     May 15, 2008      $  73,406      $167,198
Robert S. Gnuse     3,000        3.37%      $19.54     May 15, 2008      $  44,044      $100,319
Lawrence J. White   3,000        3.37%      $19.54     May 15, 2008      $  44,044      $100,319

(1) The options granted in 1998 vest 20% on the first anniversary of the date of grant, 20% on the second anniversary of the date of grant, 20% on the third anniversary of the date of grant, 20% on the fourth anniversary of the date of grant, and 20% on the fifth anniversary of the date of grant. The Company did not grant any stock appreciation rights during 1998.

Options Exercised During 1998 And Year End Option Values

As indicated in the table below, the Named Executive Officers did not exercise any options during the fiscal year ended December 31, 1998. The table also sets forth (i) the number of shares covered by unexercised options (both exercisable and unexercisable) as of December 31, 1998, and (ii) the respective values of "in-the-money" options, which represents the positive spread between the exercise price of existing options and the fair market value of the Company's Common Stock at December 31, 1998.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                          Number of Securities
                                                         Underlying Unexercised      Value of Unexercised
                                                         Options at December 31,    In-the-Money Options at
                                                                1998 (#)             December 31, 1998 ($)

                    Shares Acquired                           Exercisable/               Exercisable/
Name                on Exercise (#)    Value Realized         Unexercisable            Unexercisable(1)
                                            ($)
------------------- ----------------- ----------------- -------------------------- --------------------------
Bruce C. Coles      0                 0                 30,000  /  60,000          $300,300  /   $482,100
Robert B. Fooshee   0                 0                  6,000  /  29,000          $ 54,240  /   $227,510
W. Allen Walker     0                 0                  4,000  /  21,000          $ 36,160  /   $155,190
Robert S. Gnuse     0                 0                  2,000  /  11,000          $ 18,080  /   $ 78,650
Lawrence J. White   0                 0                  1,000  /   7,000          $  9,040  /   $ 42,490

(1) There is currently no established trading market for shares of the Company's Common Stock. The information regarding the market price of the stock is based on two independent appraisals as of December 31, 1998. These appraisals were conducted in accordance with the terms of the Company's 401(k) Plan. No assurances can be given that the appraisals reflect the actual price at which the Common Stock has traded or would have traded had there been an open or public market for the Common Stock.

Pension And Retirement Benefits

Retirement Pension Plan. The Law Companies Group, Inc. Pension Plan (the "Retirement Pension Plan") is intended to be a tax-qualified defined benefit pension plan. The Retirement Pension Plan covers certain employees of the Company and participating affiliated companies who attain age 21 and who complete 1,000 hours of service during twelve consecutive months of employment with the Company and/or participating subsidiaries prior to the freeze date (as defined below). Employees who are leased employees, who are represented by a collective bargaining agent or who are nonresident aliens with no U.S. income are not covered by the Retirement Pension Plan.

Benefits under the Retirement Pension Plan are based upon length of service with the Company and participating affiliated companies, with benefit provisions that vary dependent on when the participant terminates employment with the Company or participating affiliated companies, or whether the employee takes early, normal or deferred retirement. A participant's benefits are also based on the participant's earnings for the three consecutive years of highest compensation during his or her final 120 months of employment with the Company and/or participating affiliated companies. The compensation that is taken into account in determining the participant's highest average compensation is the participant's annualized basic rate of pay including statutorily required overtime, but not including bonuses, commissions, or other nonrecurring compensation such as project pay, overseas pay or other premium pay.

The amount of a participant's compensation taken into account for Retirement Pension Plan benefit purposes is limited by the Internal Revenue Code to an indexed amount ($160,000 in 1997). Benefits under the Retirement Pension Plan are "integrated" with (and therefore take into account) Social Security.

A participant's benefit under the Retirement Pension Plan will generally become vested upon the completion of five years of service with the Company and/or participating affiliated companies.

The Retirement Pension Plan was "frozen" effective March 28, 1997 (the "Freeze Date"). No further employees will become eligible to participate in the Retirement Pension Plan after the Freeze Date, and no further benefits will accrue after the Freeze Date under the Retirement Pension Plan for any participant. Service after the Freeze Date will be taken into account for vesting purposes only, and compensation after the Freeze Date will not be taken into account.

The Named Executive Officers of the Company had accrued the following estimated annual retirement benefits under the Retirement Pension Plan as of the Freeze
Date: Bruce C. Coles--$4,842; W. Allen Walker--$16,272; Robert B. Fooshee--$3,861; Robert S. Gnuse --$35,807, and Lawrence J. White--$7,329. No further benefits will accrue under the Retirement Pension Plan for any of the Named Executive Officers after the Freeze Date. The annual retirement benefit given for each Named Executive Officer is based on his retirement at age 65 and election of payment of benefits in the form of a straight life annuity.

Compensation Committee Interlocks And Insider Participation

The following employee directors served on the Compensation Committee during 1998: Messrs. Fooshee and Coles (ex officio) as employee Directors, Messrs. Muller, Virgil R. Williams, and John Y. Williams as non-employee Directors. Mr. Coles currently serves as a director of Williams Group International, Inc. which is owned by Virgil R. Williams and James M. Williams, Jr. To the Company's knowledge, there were no other interrelationships involving members of the Compensation Committee or other Directors during 1998 requiring disclosure in this proxy statement.

Report Of The Compensation Committee On Executive Compensation

Since January 1998, the Compensation Committee of the Board has been comprised of three non-employee Directors and two employee Directors of the Company. This committee administers the executive officer compensation program. The outside Directors of the Compensation Committee determine executive compensation awards and make recommendations regarding executive officer salaries to the Board.

The Company's primary objective is to maximize, over the long-term, the investments of shareholders. The Company has developed a compensation strategy which will support the achievement of this goal. Key components of the executive compensation strategy are as follows:

MARKET COMPETITIVE--The Company's executive officer compensation program is competitive with those organizations with which the Company competes for executive talent. The market, consisting primarily of ten engineering consulting firms, is monitored closely by the Company to assure that the Company has a program in place to attract and retain superior executive talent. The Company's intent is for compensation to be targeted at the median of this group; however, specific facts and circumstances may cause deviations from the median. Competitive market data and general compensation advice is provided to the Committee by an independent compensation consultant.

LONG-TERM--The program is structured to deliver competitive pay over a number of years rather than to focus on any single year. Superior pay is provided when the Company's earnings performance exceeds expectations.

AT-RISK--A more significant portion of the compensation provided executive officers will be based on Company performance.

EQUITY-BASED--Executive officers are encouraged to own a substantial amount of stock and will be provided opportunities to acquire additional shares through stock option grants and other stock purchase opportunities. Stock option grants will provide value to executives only if stock price appreciation is achieved for all shareholders. Equity related pay is intended to be a significant portion of the executives' overall pay program. Equity opportunities are based on relative potential contribution, accountability and responsibility of the various executive positions.

The Compensation Committee believes the compensation provided to the Company's executive officers effectively rewards them based heavily on the performance of the overall Company by emphasizing compensation features tied to Company performance and long-term equity incentives. The Committee believes this approach links executive compensation to the performance of the Company over the long term.

Chief Executive Officer

During fiscal 1998, Mr. Coles received a base salary of $600,018 pursuant to the terms of his employment agreement.

Salary

The following executive officers received increases to their salaries during fiscal year 1998: Robert B. Fooshee, W. Allen Walker, Robert S. Gnuse, and Lawrence J. White.

Management Incentive Plan

The Management Incentive Plan ("MIP") is an annual incentive compensation plan pursuant to which the Company's executive officers and other senior managers may earn cash rewards to supplement their base compensation. The MIP has been designed to motivate and reward the achievement of quantitative business results by linking a significant portion of total pay to corporate and individual success. In addition, management and the Compensation Committee believe the MIP enhances the Company's ability to attract and retain qualified executive management talent.

Awards under the MIP are earned by achievement of defined levels of revenue and net income. A portion of each participant's MIP award is also tied to the achievement of specific business unit, regional, or individual objectives which further the Company's annual business strategy.

Under the MIP, a threshold, or minimum, level of net income performance must be achieved before any incentive is funded for any MIP participants. This threshold ensures that certain acceptable levels of profitability are achieved before any management incentives are paid, thereby protecting shareholder interests. In 1998, the Company exceeded the financial performance objectives set forth under the MIP. As a result, the Named Executives earned an award under the MIP, payable in 1999, as follows: Bruce C. Coles--$256,992, Robert B. Fooshee--$70,935, W. Allen Walker--$58,466, Robert S. Gnuse--$16,888, and Lawrence J. White--$32,430.

Internal Revenue Code Section 162(m)

The Committee has considered Internal Revenue Code Section 162(m) in structuring compensation arrangements for 1997. Section 162(m) places a $1,000,000 limit on deductibility available to the Company for an executive's compensation. This limit was not reached in 1998, and the Company believes that all compensation paid to named executives is fully tax deductible by the Company.

This report has been submitted on behalf of the Compensation Committee. The Compensation Committee consists of the following members:

Steven Muller, Chairman
Bruce C. Coles (ex officio)
Robert B. Fooshee
John Y. Williams
Virgil Williams

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On May 6, 1997, the shareholders of the Company authorized and approved a transaction between the Company and Virgil R. Williams and James M. Williams, Jr., each a director of the Company (collectively, the "Investors"), pursuant to which the Company sold to the Investors (including, in the case of James M. Williams, a family partnership that he controls) a combination of Preferred Stock, Common Stock warrants, and options to purchase shares of Common Stock (the "Options"). The Options are eligible to be exercised in various quantities and at various prices through December 31, 2006. On June 25, 1998, Virgil R. Williams and the James M. Williams Family Partnership exercised options to purchase an aggregate of 175,000 shares of the Company's Common Stock at an exercise price of $16.50 per share. The proceeds of $2.9 million received by the Company were invested in initiatives to further reduce real estate and insurance costs as well as fund improvements in technology and increased sales and marketing activities.

                             STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's holders of Common Stock since December 31, 1993, as well as an overall stock market index (Standard & Poor's 500 Index) and the Company's self-constructed peer group index. This peer group index is comprised of the common stock of the following companies: Michael Baker Corp., URS Corp., Harding Lawson Associates, IT Group, Inc., and Roy F. Weston, Inc. The stock performance graph assumes $100 was invested in the Company's Common Stock and each index on December 31, 1993.

There currently is no established trading market for shares of the Company's Common Stock, and although the outstanding shares have been registered under applicable securities laws, no assurance can be given that a liquid market will develop in the future or that quotations for the Common Stock will be available. Additionally, the Company does not have access to stock price information from transactions involving purchases and sales of the outstanding Common Stock. Pursuant to the terms of the 401(k) Plan, the Company is required to obtain on a quarterly basis an independent appraisal of the Company for purposes of determining the "fair market value" of the Common Stock. Accordingly, the Company engages two independent appraisers to conduct quarterly appraisals of the Company. The information regarding the price performance of the Common Stock in the following table is based upon independent appraisals as of December 31st of each of the years presented. No assurances can be given that the appraisals reflect the actual price at which the Common Stock has traded or would have traded had there been a market for the Common Stock.

                                    [IMAGE]

                                     12/31/93      12/31/94      12/31/95      12/31/96     12/31/97      12/31/98
                                   ------------- ------------- ------------- ------------- ------------ -------------
S&P 500                                 $100.00       $101.32       $139.40       $171.40      $228.59       $293.91
Law Companies Group, Inc.               $100.00        $77.00        $49.29        $36.75       $43.19        $63.10
Competitive Index                       $100.00        $66.77        $73.00       $107.18      $127.19       $162.82

                              INDEPENDENT AUDITORS

The firm of Ernst & Young LLP ("Ernst & Young"), independent certified public accountants, audited the Consolidated Financial Statements of the Company as of and for the year ended December 31, 1998. This firm has served in this capacity since 1987. It is expected that representatives of Ernst & Young will attend the Annual Meeting with an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

                              SHAREHOLDER PROPOSALS

Any proposal by a shareholder intended to be presented at the Annual Meeting of Shareholders to be held in 2000, must be received by the Company on or before December 6, 1999 to be included in the proxy materials of the Company relating to such meeting.

                                 OTHER BUSINESS

It is not anticipated that any other matters will be brought before the Annual Meeting for action; however, if any such other matters shall properly come before the Annual Meeting, it is intended that the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

Alpharetta, Georgia
April 5, 1999

The Company's Annual Report for the year ended December 31, 1998, which includes audited financial statements, has been mailed to the shareholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                                                                     APPENDIX A

             THE LAW COMPANIES GROUP, INC 401(k) SAVINGS PLAN TRUST
                            TRUSTEE INSTRUCTION FORM
        Pursuant to the provisions of Section 4.3(b) of the Law Companies
Group, Inc. 401(k) Savings Plan Trust (the "Trust"), the undersigned Participant in The Law Companies Group, Inc. 401(k) Savings Plan (the "Plan") hereby directs the Trustees of the Trust to vote all common stock of Law Companies Group, Inc. allocated to the undersigned's account under the Plan, at the Annual Meeting of Shareholders to be held on May 10, 1999, and at all adjournments thereof, as follows:

ELECTION OF COMMON  DIRECTORS AND SWING DIRECTOR
To elect seven directors to serve on the Board of Law Companies Group, Inc. comprised of the following director nominees:
                Peter D. Brettell            Walter T. Kiser
                Bruce C. Coles               Steven Muller
                Robert B. Fooshee            Clay E. Sams
                                             John Y. Williams (Swing Director)

/ /  FOR all director nominees listed above  / /  WITHHOLD AUTHORITY to vote for
(except as marked to the contrary).          all director nominees listed above.

In their discretion, the Trustees are authorized to vote upon such other business matters as properly may come before the Annual Meeting and any adjournments thereof.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR NOMINEE, STRIKE A LINE THROUGH THAT DIRECTOR NOMINEE'S NAME IN THE RESPECTIVE LIST ABOVE.(OVER)

Please sign and date this Trustee Instruction Form, complete the information below, and return the completed form to Jon A. McCarthy, 1105 Sanctuary Parkway, Suite 300, Alpharetta, GA 30004, on or before May 1, 1999.


                                  Dated this_____day of___________, 1999.


                                   ------------------------------------
                                   Signature

                                   ------------------------------------
                                   Printed Name

                                   ------------------------------------
                                   Social Security Number

                                                                     APPENDIX B

                            LAW COMPANIES GROUP, INC.
                        1105 Sanctuary Parkway, Suite 300
                            Alpharetta, Georgia 30004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Gerald H. Fogle and Wilbur Charles Greer and each of them with power of substitution in each, proxies to appear and vote, as designated below, all common stock of Law Companies Group, Inc. held of record on March 22, 1999 by the undersigned, at the Annual Meeting of Shareholders to be held on May 10, 1999, and at all adjournments thereof.

The Board of Directors recommends a vote FOR approval of all director nominees listed below.

ELECTION OF COMMON DIRECTORS AND SWING DIRECTOR
         To elect seven directors to serve on the Board of Law Companies Group, Inc. comprised of the following director nominees:
                Peter D. Brettell            Walter T. Kiser
                Bruce C. Coles               Steven Muller
                Robert B. Fooshee            Clay E. Sams
                                             John Y. Williams (Swing Director)

/ /  FOR all director nominees listed above  / /  WITHHOLD AUTHORITY to vote for
(except as marked to the contrary).          all director nominees listed above.

In their discretion, the proxies are authorized to vote upon such other business matters as properly may come before the Annual Meeting and any adjournments thereof.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR NOMINEE, STRIKE A LINE THROUGH THAT DIRECTOR NOMINEE'S NAME IN THE RESPECTIVE LIST ABOVE.
(OVER)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED. IF NO INDICATION IS MADE, IT WILL BE VOTED IN FAVOR OF ALL DIRECTOR-NOMINEES.

                                  Dated this_____day of___________, 1999.


                                   ------------------------------------
                                   Signature

                                   ------------------------------------
                                   Printed Name

                                   ------------------------------------
                                   Social Security Number


                                (Please print, date and sign as name appears on proxy. When shares are held by joint tenants, both should print and sign. When signing in a fiduciary or representative capacity, give full title as such.)

PLEASE MARK, DATE AND SIGN THIS PROXY, INDICATING ANY CHANGE OF ADDRESS, AND RETURN IT PROMPTLY TO SHAREHOLDER RELATIONS MANAGER, LAW COMPANIES GROUP, INC., 1105 SANCTUARY PARKWAY, SUITE 300, ALPHARETTA, GEORGIA 30004 IN THE ENCLOSED RETURN ENVELOPE.